Exhibit 10.5

FORM OF

$[175,000,000] TERM LOAN AND SECURITY AGREEMENT

This TERM LOAN AND SECURITY AGREEMENT is entered into as of [              ] [    ], 2012 between SUSSER PETROLEUM PARTNERS LP, a Delaware limited partnership (the “Borrower”), and BANK OF AMERICA, N.A. (the “Lender”).

PRELIMINARY STATEMENTS:

A.           The Borrower has requested that the Lender provide a term loan facility, and the Lender has indicated its willingness to lend on the terms and subject to the conditions set forth herein.

B.             Terms not defined herein have the meanings assigned to them in Exhibit A hereto.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Section 1.                  The Facility.

(a)                                  The Commitment.  Subject to the terms and conditions set forth herein, the Lender agrees to make a (i) single loan  to the Borrower on the Closing Date in an amount equal to $[                  ] (the “Initial Loan”), and (ii) subject to the satisfaction of the conditions set forth in Section 2(b), a single additional loan to the Borrower in an amount not to exceed $[                  ] (the “Subsequent Loan”, and together with the Initial Loan, the “Loans”).  Notwithstanding anything to the contrary contained herein, in no event shall the aggregate outstanding principal amount of the Loans exceed $[175,000,000].  Amounts borrowed under this Section 1(a) and repaid or prepaid may not be reborrowed.  The Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)                                 Borrowings, Conversions, Continuations.  The Borrower may request that the Loans be (i) made as or converted to Base Rate Loans by irrevocable notice to be received by the Lender not later than 11:00 a.m. on the Business Day of the borrowing or conversion, or (ii) made or continued as, or converted to, Eurodollar Rate Loans by irrevocable notice to be received by the Lender not later than 11:00 a.m. three Business Days prior to the Business Day of the borrowing, continuation or conversion.  Subject to the following paragraph, if the Borrower fails to give a notice of conversion or continuation prior to the end of any Interest Period in respect of a Eurodollar Rate Loan, the Borrower shall be deemed to have requested that such Loan be continued as a Eurodollar Loan with a one month interest period.  If the Borrower requests that a Loan be continued as or converted to a Eurodollar Rate Loan, but fails to specify an Interest Period with respect thereto, then, subject to the following paragraph, the Borrower shall be deemed to have selected an Interest Period of one month with respect to such Loan.  Notices pursuant to this Section 1(b) may be given by telephone if promptly confirmed in writing.

Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loan may be converted to or continued as a Eurodollar Rate Loan without the consent of the Lender.

(c)                                  Interest; Computations.  At the option of the Borrower, the Loans shall bear interest at a rate per annum equal to (i) the Eurodollar Rate plus the Applicable Rate; or (ii) the Base Rate plus the Applicable Rate.

The Borrower promises to pay interest (i) for any Eurodollar Rate Loan, (A) on the last day of the applicable Interest Period, and, if the Interest Period is longer than three months, on the respective dates that fall every three months after the beginning of the Interest Period, and (B) on the date of any conversion of such Loan to a Base Rate Loan, and (ii) for any Base Rate Loan, on the last Business Day of each calendar quarter.  The Borrower further promises to pay all accrued and unpaid interest on the Loans on the Maturity Date.

If any amount of principal of any Loan is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.  If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.  Upon the request of the Lender, while any Event of Default exists (other than as set forth in the previous two sentences), the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.  Accrued and unpaid interest on past due amounts shall be payable on demand.

All computations of interest for a Base Rate Loan (including a Base Rate Loan determined by reference to the Eurodollar Rate)  shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).

(d)                                 Evidence of Loans.  The Loans and all payments thereon shall be evidenced by the Lender’s loan accounts and records; provided, however, that upon the request of the Lender, each of the Loans may be evidenced by a promissory note in the form of Exhibit B hereto (each, a “Note”), in addition to such loan accounts and records.  Such loan accounts, records and Notes shall be conclusive absent manifest error of the amount of the Loans and payments thereon.  Any failure to record the Loans or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loans.

(e)                                  Repayment; Payments Generally.  The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of the Loans outstanding on such date.

The Borrower shall make all payments required hereunder not later than 2:00 p.m. on the date of payment in immediately available funds in Dollars at the office of the Lender located at [                  ] or such other address as the Lender may from time to time notify the Borrower in writing (the “Lending Office”).  All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

If any payment to be made by the Borrower hereunder shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

All payments by the Borrower to the Lender hereunder shall be made to the Lender in full without set-off or counterclaim and free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof.  The Borrower shall reimburse the Lender, within 10 days after demand, for any taxes imposed on or withheld from such payments (other than taxes imposed on the Lender’s income, and franchise taxes imposed on the Lender, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof).

(f)                                    Prepayments.  The Borrower may, upon three Business Days’ notice, in the case of a Eurodollar Rate Loan, and upon same-day notice in the case of a Base Rate Loan, prepay the Loans on any Business Day; provided that, in the case of a prepayment of a Eurodollar Rate Loan, the Borrower pays all Breakage Costs (if any) associated with such prepayment on the date of such prepayment.  Prepayments of the Loans must be accompanied by a payment of interest on the amount so prepaid.  Prepayments of (i) a Eurodollar Rate Loan must be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof, and (ii) a Base Rate Loan must be in a principal amount of at least $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount of the Loans then outstanding.

Section 2.                  Conditions Precedent to the Loans.

(a)          The obligation of the Lender to make the Initial Loan hereunder is subject to satisfaction of the following conditions precedent:

(i)             Receipt by the Lender of the following items, each in form and substance satisfactory to the Lender:

(A)                              executed counterparts of this Agreement and the Guaranty, duly executed and delivered by each Loan Party that is a party thereto;

(B)                                [executed counterparts of the Account Control Agreement, duly executed and delivered by the Borrower and the Intermediary];

(C)                                if requested by the Lender, a Note evidencing the Initial Loan executed by the Borrower in favor of the Lender;

(D)                               Permitted Collateral with a value of not less than the Required Collateral Amount, calculated after giving effect to the making of the Initial Loan on the Closing Date;

(E)                                 evidence that all action that the Lender may deem necessary or desirable in order to perfect the Liens created hereunder has been taken;

(F)                                 such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party or the General Partner acting on behalf of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(G)                                such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(H)                               a favorable opinion of Vinson & Elkins LLP, counsel to the Loan Parties, addressed to the Lender, as to the matters concerning the Loan Parties and the Loan Documents as the Lender may reasonably request;

(I)                                    a certificate signed by a Responsible Officer of the Borrower certifying as to the matters set forth in Section 2(a)(ii) below;

(J)                                   a certificate from the chief financial officer of the Borrower attesting to the Solvency of the Borrower and its Subsidiaries on a consolidated basis before and after giving effect to the execution and delivery of the Loan Documents, the making of the Initial Loan on the Closing Date, the purchase of the Required Collateral Amount as of the Closing Date and the consummation of the Transactions; and

(K)                               all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

(ii)                                  The Specified Representations shall be true and correct in all respects.

(iii)                               The Transactions shall have been completed in accordance with the terms of the Transfer Documents and applicable Law.

(iv)                              The “Closing Date” as defined in the Revolving Credit Agreement shall have occurred or shall occur substantially simultaneously with the Closing Date.

(v)                                 The Borrower shall have paid all fees, charges and disbursements of counsel to the Lender (directly to such counsel if requested by the Lender) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).

(b)         The obligation of the Lender to make the Subsequent Loan hereunder is subject to satisfaction of the following conditions precedent:

(i)                                     The Specified Representations shall be true and correct in all respects.

(ii)                                  No Default shall exist, or would result from the making of such Subsequent Loan or from the application of the proceeds thereof.

(iii)                               The Lender shall have received a request for such Subsequent Loan in accordance with Section 1(b).

(iv)                              Such Subsequent Loan shall be made on or prior to the date that is 30 days after the Closing Date.

(v)                                 The Lender shall have received Permitted Collateral with a value of not less than the Required Collateral Amount, calculated after giving effect to the making of the Subsequent Loan.

Any request for the Subsequent Loan submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 2(b)(i) and 2(b)(ii) have been satisfied on and as of the date of the making of such Subsequent Loan.

Section 3.                  Representations and Warranties.  The Borrower represents and warrants to the Lender on the Closing Date and on the date, if any, on which the Subsequent Loan is made, that:

(a)                                  Existence, Qualification and Power.  The Borrower (i) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents and Transfer Documents to which it is a party and consummate the Transactions, and (iii) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (ii)(A) or (iii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Authorization; No Contravention.  The execution, delivery and performance by the Borrower of each Loan Document and Transfer Document to which it is or is to be a party (i) have been duly authorized by all necessary organizational action, and (ii) do not and will not (A) contravene the terms of the Borrower’s certificate of formation or limited partnership agreement; (B) result in the creation of any Lien (other than the Lien created pursuant to the Loan Documents), conflict with or result in any breach or contravention of, or require any payment to be made under (1) any material note, indenture, credit agreement, security agreement, credit support agreement, or other similar agreement to which the Borrower is a party or any Material Contract or (2) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (C) violate any Law applicable to the Borrower or its property.

(c)                                  Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document or Transfer Document, or for the consummation of the Transactions, (ii) the grant by the Borrower of the Liens pursuant to the Loan Documents, (iii) the perfection or maintenance of the Liens created under the Loan Documents (including the first priority nature thereof) or (iv) the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral except for (A) authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (B) authorizations, approvals, actions, notices and filings which are not required by the express terms of the Loan Documents to be taken or delivered by the Borrower as of the Closing Date.  All applicable waiting periods in connection with the Transactions have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transactions or the rights of the Borrower freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by it.

(d)                                 Binding Effect.  This Agreement has been, and each other Loan Document to which the Borrower is a party, when delivered hereunder, will have been, duly executed and delivered by the Borrower.  This Agreement constitutes, and each other Loan Document to which the Borrower is a party when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by general principles of equity.

(e)                                  No Default.  No Default has occurred and is continuing or would result from the consummation of the Transactions, the transactions contemplated by this Agreement or any other Loan Document.

(f)                                    Margin Regulations; Investment Company Act.

(i)                                     The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  None of the proceeds of any Loan will be used by the Borrower or any Subsidiary to purchase or carry margin stock (within the meaning of Regulation U issued by the FRB).

(ii)                                  None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(g)                                 Solvency.  The Borrower, together with its Subsidiaries on a consolidated basis, before and after giving effect to the execution and delivery of the Loan Documents, the making of the Loans, the purchase of the Required Collateral Amount and the consummation of the Transactions, is Solvent.

(h)                                 Disclosure.  The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other written information (other than third-party data and information of a general nature made available in any electronic data room) furnished by or on behalf of the Borrower to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains, as of the date such information was furnished (or, if such information expressly relates to an earlier date, such earlier date) any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading taken as a whole; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such forecasts are estimates and are subject to significant uncertainties and contingencies, and that actual results during the period or periods covered by any such forecasts may differ significantly from the projected results and such differences may be material).

(i)                                     Title to Collateral; No Other Liens.  The Borrower owns the Collateral free and clear of any and all Liens or claims of others except for Liens in favor of the Lender created by the Loan Documents.  No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Lender pursuant to the Loan Documents.  The Borrower has not granted “control” (within the meaning of the UCC) over the Collateral Account or any other Collateral to any Person, other than the Lender.

(j)                                     Perfected First Priority Liens.  The security interests granted pursuant to this Agreement and any other Loan Document, upon completion of the filing of financing statements describing the Collateral in the office of the Secretary of State of the State of Delaware, and the taking of all applicable actions in respect of creation, attachment, perfection or priority contemplated by Section 4(g) in respect of Collateral in which a security interest cannot be perfected by the filing of a financing statement, will constitute valid perfected security interests in all of the Collateral in favor of the Lender as collateral security for the Obligations, enforceable in accordance with the terms hereof against all creditors of the Borrower and any Persons purporting to purchase any Collateral from the Borrower to the extent provided in the UCC.

(k)                                  Required Collateral Amount.  After giving effect to the Loans, the value of the Collateral is greater than or equal to the Required Collateral Amount.

(l)                                     Borrower’s Legal Name; Jurisdiction of Organization; Chief Executive Office; Taxpayer Identification Number.  The Borrower’s exact legal name is set forth on the signature page hereof.  The Borrower’s jurisdiction of organization, type of organization, identification number from the jurisdiction of organization, U.S. taxpayer identification number and the location of the Borrower’s chief executive office or sole place of business are specified on Schedule I hereto.

Section 4.                  Affirmative Covenants.  So long as principal of and interest on the Loans or any other amount payable hereunder or under any other Loan Document remains unpaid or unsatisfied, the Borrower shall:

(a)                                  Financial Statements.  Deliver to the Lender, in form and detail satisfactory to the Lender:

(i)                                     as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in partnership equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(ii)                                  beginning with the fiscal quarter ending December 31, 2012, as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in partnership equity, and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, partnership equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

As to any information contained in materials furnished pursuant to Section 4(b)(ii), the Borrower shall not be separately required to furnish such information under Section 4(a)(i) or 4(a)(ii) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 4(a)(i) and 4(a)(ii) above at the times specified therein.  Additionally, the Borrower shall not be separately required to deliver the information or materials under Section 4(a)(i) or 4(a)(ii) to the extent such information or materials have previously been delivered to the Administrative Agent if the Lender is the Administrative Agent at the time of such delivery.

(b)                                 Certificates; Other Information.  Deliver to Lender, in form and detail satisfactory to the Lender:

(i)                                     concurrently with the delivery of the financial statements referred to in Sections 4(a)(i) and 4(a)(ii), a duly completed certificate, in form and substance satisfactory to the Lender, signed by a Responsible Officer of the Borrower and certifying that no Default or Event of Default has occurred and is continuing;

(ii)                                  promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders, partners or members (or the equivalent of any thereof) of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any of its Subsidiaries may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Lender pursuant hereto;

(iii)                               promptly after the furnishing or receipt thereof, (A) copies of any material statement or report furnished to any holder of debt securities in a principal amount greater than $12,500,000 of any Loan Party or of any of its Subsidiaries, or (B) any notice received from any holder of debt securities in a principal amount greater than $12,500,000 of any Loan Party or of any of its Subsidiaries, pursuant to the terms of any indenture, loan or credit or similar agreement, in each case, regarding or related to any material breach or default by any Loan Party or any of its Subsidiaries or any change of control (as defined in such agreement); and

(iv)                              promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary of the Borrower, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Documents required to be delivered (a) pursuant to Section 4(a)(i) or 4(a)(ii) or Section 4(b)(ii) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered to the Lender on the date on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address [                  ]; and (b) pursuant to Section 4(b) (other than Section 4(b)(i) or (iv)) shall be deemed to have been delivered to the Lender on the date on which such documents are delivered to the Administrative Agent if the Lender is the Administrative Agent at the time of such delivery.

(c)                                  Notices.  Promptly notify the Lender:

(i)                                     of the occurrence of any Default; and

(ii)                                  of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 4(c) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 4(c)(i) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

(d)                                 Preservation of Existence, Etc.  (i)  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

(e)                                  Use of Proceeds.  Use the proceeds of the Loans solely to make payments to the Guarantor and certain of its Subsidiaries to finance, in part, the Borrower’s acquisition of the Contributed Assets.

(f)                                    Required Collateral Amount.

(i)                                     The Borrower shall maintain the Collateral Account at all times that any portion of the Loans shall remain outstanding.

(ii)                                  The Borrower shall, at all times, maintain Permitted Collateral in the Collateral Account or otherwise have pledged Permitted Collateral to the Lender with a value greater than or equal to [102]% of the outstanding principal amount of the Loans (the “Required Collateral Amount”).

(iii)                               If, at any time, the Required Collateral Amount exceeds the value of the Collateral, the Borrower shall immediately deposit additional Permitted Collateral into the Collateral Account to eliminate such excess. [In accordance with the terms of the Account Control Agreement,] the Borrower shall direct the investment of items deposited into the Collateral Account; provided, that (A) all Collateral shall consist of Permitted Collateral at all times and (B) the Borrower shall not be permitted to Dispose of any Collateral except pursuant to Section 4(f)(iv).  The Borrower shall treat all income, gains or losses from the investment of items in the Collateral Account as its own income or loss, and the Lender shall have no liability for any such gain or loss.

(iv)                              Upon any prepayment of the Loans, the Borrower shall be permitted to liquidate and/or withdraw Collateral from the Collateral Account (or otherwise request to have Collateral returned to it) in an amount up to such prepayment; provided, that after such withdrawal, the value of the Collateral shall be greater than or equal to the Required Collateral Amount, as calculated after giving effect of such prepayment of the Loans.  In the event that the Borrower shall elect to make such a withdrawal or request, the Lender shall (A) direct the Intermediary to liquidate the applicable Collateral and remit the proceeds to the Borrower, and/or (B) otherwise return the applicable Collateral to the Borrower.

(v)                                 If, at the end of any fiscal quarter of the Borrower, the value of the Collateral exceeds [102]% of the principal amount of the Loans outstanding at such time, then, upon the request of the Borrower, provided no Default or Event of Default has occurred and is continuing, the Lender shall (A) direct the

Intermediary to pay and transfer to the Borrower cash, to the extent available, in the Collateral Account and/or (B) otherwise return Collateral to the Borrower, in either case, in an amount equal to such excess.

(g)                                 Perfection of Security Interest in Collateral.  The Borrower shall maintain the security interests created by the Loan Documents as perfected first priority security interests subject to no other Liens, and shall defend such security interests against the claims and demands of all Persons.  The Borrower further agrees to take all action reasonably requested by the Lender to insure the attachment, perfection and priority of, and the ability of the Lender to enforce in accordance with the Loan Documents and under applicable Law, the security interest in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, to the extent, if any, that the Borrower’s signature thereon is required therefor; and (ii) complying with any provision of any statute, law, regulation or treaty of the United States, including the Uniform Commercial Code of any applicable jurisdictions as to any Collateral if compliance with such provision is a condition to the attachment, perfection or priority of, or the ability of the Lender to enforce, the security interest in such Collateral.  If any of the Collateral consists of certificated securities (as defined in the UCC), the Borrower shall immediately deliver the same to the Lender, accompanied by such instruments of transfer or assignment duly executed in blank as the Lender may from time to time specify (and any such certificated securities shall not be included in any determination of whether the value of the Collateral is equal to or greater than the Required Collateral Amount until such securities are so delivered to the Lender).

(h)                                 Further Assurances.  Promptly upon request by the Lender, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable Law, subject any Collateral to the Liens now or hereafter intended to be covered by any of the Loan Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Loan Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

Section 5.                  Negative Covenants.  So long as principal of and interest on the Loans or any other amount payable hereunder or under any other Loan Document remains unpaid or unsatisfied, the Borrower shall not:

(a)                                  Use of Proceeds.  Use the proceeds of any Loan, directly or indirectly, immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

(b)                                 Liens.  Create, incur, assume or suffer to exist any Lien upon any of the Collateral, whether now owned or hereafter acquired, other than the Lien created in favor of the Lender pursuant to the Loan Documents.

(c)                                  Disposition of Collateral.  Make any Disposition of Collateral or enter into any agreement to make any Disposition of Collateral, except as expressly permitted by Section 4(f)(iv).

(d)                                 Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of the Borrower to create, incur, assume or suffer to exist Liens on the Collateral.

(e)                                  Change in Name, etc.  Except upon 30 days’ prior written notice to the Lender (or such lesser period to which the Lender may agree in writing), (i) change its type of organization, jurisdiction of organization or other legal structure, (ii) change its organizational number if it has one, or (iii) change its name.  Promptly following such notice to the Lender, the Borrower shall deliver to the Lender all additional approved financing statements and other executed documents reasonably requested by the Lender to maintain the validity, perfection and priority of the security interests provided for or required herein or in any other Loan Document.

Section 6.                  Security.

(a)                                  Grant of Security.  To secure the prompt payment in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Obligations, the Borrower hereby grants to the Lender, a continuing security interest in, and a right to set off against, any and all right, title and interest of the Borrower in and to the Collateral Account, all other amounts maintained in the Collateral Account and all other Collateral.

(b)                                 Exercise of Remedies.  Upon the occurrence and during the continuance of an Event of Default, the Lender may, at the Lender’s option, exercise all the rights and remedies of a secured party under the UCC or otherwise available to the Lender under applicable Law.

(c)                                  Application of Proceeds.  Unless otherwise specified herein, any cash proceeds received by the Lender from the sale of, collection of, or other realization upon any part of the Collateral or any other amounts received by the Lender hereunder may be, at the discretion of the Lender (i) held by the Lender as cash collateral for the Obligations or (ii) applied to the Obligations in such order as the Lender may determine.  Any surplus cash collateral or cash proceeds held by the Lender after payment in full of the Obligations shall be paid over to the Borrower or to whomever may be lawfully entitled to receive such surplus.

(d)                                 Reinstatement.  The obligations of the Borrower under this Section 6 shall continue to be effective or automatically be reinstated, as the case may be, if at any time payment of any of the Obligations is rescinded or otherwise must be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other obligor or otherwise, all as though such payment had not been made.

Section 7.                  Events of Default.  The following are “Events of Default”:

(a)                                  The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of the Loans or, or (ii) pay within three days after the same becomes due, any interest on the Loans or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 The Borrower fails to perform or observe any term, covenant or agreement contained in any of 4(d), 4(e), 4(f) or Section 5;

(c)                                  Any Loan Party fails to perform or observe any other covenant or agreement contained in (i) Sections 4(a), 4(b)(i), 4(b)(iii) or 4(c) of this Agreement and such failure continues for 10 days after the earlier to occur of (A) notice thereof from the Lender to the Borrower or (B) a Responsible Officer of the Borrower becomes aware of any such failure or (ii) any covenant (not specified in clause (i) above or in Sections 7(a) or 7(b) above) in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier to occur of (A) notice thereof from the Lender to the Borrower or (B) a Responsible Officer of the Borrower becomes aware of any such failure; or

(d)                                 (i) Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that does not have a materiality or Material Adverse Effect qualification shall be incorrect or misleading in any material respect when made or deemed made or (ii) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that has a materiality or Material Adverse Effect qualification shall be incorrect or misleading in any respect when made or deemed made; or

(e)                                  There occurs any “Event of Default” as such term is defined in the Revolving Credit Agreement (or, if the Revolving Credit Agreement has ceased to be in effect, there occurs any event or there exists any circumstance that would have constituted an “Event of Default” under and as defined in the Revolving Credit Agreement were such Revolving Credit then in effect); or

(f)                                    Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                 (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)                                 There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $12,500,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(j)                                     The Lender shall cease to have a valid, perfected, first priority Lien on the Collateral for any reason; or

(k)                                  A Change of Control occurs.

Upon the occurrence of an Event of Default, the Lender may (i) declare all sums outstanding hereunder and under the other Loan Documents, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived, and (ii) liquidate the Collateral and apply the proceeds thereof to repay the Loans then outstanding;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of the outstanding Loan and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Lender.

Section 8.                  Yield Protection and Illegality.

(a)                                  The Borrower shall be obligated to pay to the Lender all Breakage Costs.

(b)                                 If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower, (i) any obligation of the Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of the Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate, in each case until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (A) the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert any Eurodollar Rate Loan to a Base Rate Loan (the interest rate on which Base Rate Loan shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (B) if such notice asserts the illegality of the Lender determining or charging interest rates based upon the Eurodollar Rate, the Lender shall during the period of such suspension compute the Base Rate without reference to the Eurodollar Rate component thereof until the Lender determines that it is no longer illegal  for the Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(c)                                  If the Lender determines, in its sole discretion, that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (iii) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Borrower.  Thereafter, (A) the obligation of the Lender to make or maintain a Eurodollar Rate Loan shall be suspended, and (B) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of a Eurodollar Rate Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

(d)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender,

(ii)                                  subject the Lender to any taxes (other than taxes imposed on the Lender’s income, and franchise taxes imposed on the Lender by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(iii)                               impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by the Lender,

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(e)                                  If the Lender determines that any Change in Law affecting the Lender or its Lending Office or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the commitment of the Lender hereunder or the Loans made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the

Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s or the Lender’s holding company for any such reduction suffered.

(f)                                    A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in Section 8(d) or 8(e) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay to the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(g)                                 Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of Section 8(d) or 8(e) shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(h)                                 All of the Borrower’s obligations under this Section 8 shall survive termination of this Agreement and repayment of the Obligations.

Section 9.                  Miscellaneous.

(a)                                  All financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with GAAP.

(b)                                 Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

(c)                                  Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).

(d)                                 No amendment or waiver of any provision of this Agreement or of any other Loan Document and no consent by the Lender to any departure therefrom by the Borrower shall be effective unless such amendment, waiver or consent shall be in writing and signed by a duly authorized officer of the Lender, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing.  No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(e)                                  Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by facsimile to the address provided from time to time by such party.  Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notwithstanding anything to the contrary contained herein, all notices (by whatever means) to the Lender pursuant to Section 1(b) hereof shall be effective only upon receipt.  Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified in writing by such Person for such purpose, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(f)                                    The Lender shall be entitled to rely and act upon any notices (including telephonic notices of borrowings, conversions and continuations) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.

(g)                                 This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights and obligations hereunder without the prior written consent of the Lender.  The Lender may at any time (i) assign all or any part of its rights and obligations hereunder to any other Person with the consent of the Borrower, provided that no such consent shall be required if the assignment is to an Affiliate of the Lender or if an Event of Default exists, (ii) grant to any other Person participating interests in all or part of its rights and obligations hereunder without notice to the Borrower, and (iii) pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Notes, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank (provided that no such pledge or assignment referred to in this clause (iii) shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto).  The Borrower agrees to execute any documents reasonably requested by the Lender in connection with any assignment referred to in the foregoing clause (i).  All information provided by or on behalf of the Borrower to the Lender or its Affiliates may be furnished by the Lender to its Affiliates and to any actual or proposed assignee or participant.

(h)                                 The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all and documented out of pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(i)                                     The Borrower shall indemnify the Lender and its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party or any of its Subsidiaries) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) the Loans or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by either Loan Party or any of its Subsidiaries, or any Environmental Liability arising with respect to either Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(j)                                     To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(k)                                  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(l)                                     The agreements in this Section and the indemnity provisions of Section 9(i) shall survive the termination of this Agreement and the repayment, satisfaction or discharge of the Obligations.

(m)                               To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

(n)                                 If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(o)                                 All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of the making of any Loan, and shall continue in full force and effect as long as the Loans or any other Obligation hereunder shall remain unpaid or unsatisfied.

(p)                                 This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

(q)                                 THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(r)                                    THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS  AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION

OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(s)                                  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 9(R).  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(t)                                    EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9(E).  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(u)                                 EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(v)                                 The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.  The Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

(W)                           THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SUSSER PETROLEUM PARTNERS LP, AS BORROWER

BY:	SUSSER PARTNERS GP LLC,
ITS GENERAL PARTNER

By:
Name:
Title:

Signature Page to Term Loan and Security Agreement

(Susser Petroleum Partners LP)

BANK OF AMERICA, N.A., as Lender

By:
Name:
Title:

Signature Page to Term Loan and Security Agreement

(Susser Petroleum Partners LP)

EXHIBIT A

DEFINITIONS

Account Control Agreement:	The Account Control Agreement dated as of the date hereof among the Borrower (as Debtor), Intermediary (as Intermediary) and the Lender (as Bank).

Act:	Has the meaning set forth in Section 9(v).

Administrative Agent:	The Person acting as Administrative Agent from time to time under and as defined in the Revolving Credit Agreement.

Affiliate:	With respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Agreement:	This Term Loan and Security Agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

Applicable Rate:	An applicable percentage per annum equal to (a) in the case of a Eurodollar Rate Loan, 0.25% and (b) in the case of a Base Rate Loan, 0%.

Base Rate:

For any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its “prime rate”, and (c) the Eurodollar Rate (as set forth in clause (b) of the definition thereof) plus 1.00%.  The “prime rate” is a rate set by the Lender based upon various factors including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan:	A Loan bearing interest based on the Base Rate.

Borrower:	Has the meaning set forth in the preamble hereto.

Borrower IPO:

An initial registered public offering of the Common Units of the Borrower to the public pursuant to the Registration Statement which results in the Common Units of the Borrower being traded on a national securities exchange.

Exhibit A to Term Loan and Security Agreement

(Susser Petroleum Partners LP)

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Breakage Costs:

Any loss, cost or expense incurred by the Lender (including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by the Lender to maintain the relevant Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) as a result of (i) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (ii) any failure by the Borrower (for a reason other than the failure of the Lender to make any Loan when all conditions to making such Loan have been met by the Borrower in accordance with the terms hereof) to prepay, borrow, continue or convert any Eurodollar Rate Loan on a date or in the amount notified by the Borrower.  A certificate of the Lender as to its costs of funds, losses and expenses incurred shall be conclusive absent manifest error.

Business Day:

Any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lending Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

Change in Law:

The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

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Change of Control:

Any of the following events or conditions: (a) the General Partner shall cease to be the sole general partner of the Borrower; (b) the Guarantor shall cease, directly or indirectly, to own and control legally and beneficially more than 50% of the Equity Interests in the General Partner or any Person (other than the Guarantor) shall Control the General Partner; or (c) a “change of control” or any comparable term under, and as defined in, any indenture, note agreement or other agreement governing any Qualified Offering that results in an “event of default” under such Qualified Offering, such Qualified Offering becoming due and payable before its maturity, or such Qualified Offering being subject to a repurchase, retirement or redemption right or option (whether or not exercised).

Closing Date:	The first date all the conditions precedent in Section 2(a) are satisfied or waived in accordance with Section 9(d).

Collateral:	All assets and property maintained in the Collateral Account and [ ].

Collateral Account:	The account of the Borrower numbered [ ] with the [Intermediary].

Common Units:	The common units and subordinated units representing limited partner interests in the Borrower.

Contractual Obligation:

As to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

Contributing Affiliates:

The Guarantor, Susser Petroleum Company and any other Affiliate of the Guarantor that contributes or otherwise transfers assets to the Borrower or any of its Subsidiaries, whether on, prior to or after the Closing Date as described in the Registration Statement.

Contributed Assets:

The assets contributed or otherwise transferred by the applicable Contributing Affiliate to the Borrower or any of its Subsidiaries whether on, prior to or after the Closing Date, including without limitation the assets contributed by certain Contributing Affiliates to the Borrower and its Subsidiaries on or prior to the Closing Date as described in the Registration Statement.

Control:

The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

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Debtor Relief Laws:

The Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

Default:	Any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Default Rate:

An interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

Disposition or Dispose:

The sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

Dollar or $:	The lawful currency of the United States of America.

Environmental Laws:

Any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

Environmental Liability:

Any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries or any Contributing Affiliate directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other written consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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Equity Interests:

With respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination (provided, however, that debt securities that are or by their terms may be convertible or exchangeable into or for Equity Interests shall not constitute Equity Interests prior to conversion or exchange thereof).

Eurodollar Rate:

(a) For any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Lender from time to time) at approximately 10:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Lender’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 10:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) For any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 10:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being

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made or maintained and with a term equal to one month would be offered by the Lender’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

Eurodollar Rate Loan:	A Loan bearing interest based on the Eurodollar Rate.

Event of Default:	Has the meaning set forth in Section 7.

Federal Funds Rate:

For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

FRB:	The Board of Governors of the Federal Reserve System of the United States.

GAAP:

Generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

General Partner:	Susser Petroleum Partners GP, LLC, a Delaware limited liability company and the sole general partner of the Borrower.

Governmental Authority:

The government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

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Guarantor:	Susser Holdings Corporation, a Delaware corporation.

Guaranty:	The Guaranty dated as of the date hereof made by the Guarantor in favor of the Lender, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

Hazardous Materials:

All explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

Indemnitee:	Has the meaning set forth in Section 9(i).

Intermediary:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Intermediary under the Account Control Agreement.

Interest Period:

For a Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three, six, nine or twelve months thereafter, as selected by the Borrower in accordance with the terms hereof or such other period requested by the Borrower and consented to by the Lender; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

Laws:

Collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority

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charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

Lender:	Has the meaning set forth in the preamble hereto.

Lending Office:	Has the meaning set forth in Section 1(e).

Lien:

Any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest. The term “Lien” shall include any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing.

Loan Documents:

This Agreement, the Guaranty, the Notes (if any), [the Account Control Agreement,] and each other document executed and delivered in connection with the granting, attachment and perfection of the Lender’s security interest in the Collateral.

Loan Parties:	The Borrower and the Guarantor.

London Banking Day:	Any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

Material Adverse Effect:

A material adverse change in, or a material adverse effect on (a)  the operations, business, properties, liabilities or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party; or (c) the legality, validity, binding effect or enforceability against the Borrower or the Guarantor of, or material rights and remedies of the Lender under, the Loan Documents to which the Borrower or such Guarantor is a party.

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Material Contract:

(a) The Susser Contribution Agreement and any similar type of agreement relating to the transfer of the Contributed Assets, (b) all material fuel supply, marketer and/or distributor agreements, including those listed on Schedule 5.18 to the Revolving Credit Agreement, together with amendments, restatements, extensions and replacements thereof, (c) the Susser Distribution Contract, the Susser Omnibus Agreement, and the Susser Transportation Contract together with amendments, restatements, extensions and replacements thereof, and (d) any other documents, agreements or instruments (i) to which any the Borrower or any of its Subsidiaries is a party, and (ii) which, if breached, terminated or cancelled, could reasonably be expected to have a Material Adverse Effect.

Maturity Date:	[ ] [ ], 2015(1); provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

Note:	Has the meaning set forth in Section 1(d).

Obligations:

All advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to the Loans, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

Permitted Collateral:	[ ].

Person:	Any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Qualified Offering:	Has the meaning set forth in the Revolving Credit Agreement.

Registration Statement:	That certain Form S-1 Registration Statement No. 333-182276 filed on June 21, 2012 with the SEC with respect to the Common Units, as amended from time to time through [ ], 2012.

(1) To be 3 years from Closing Date.

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Related Parties:

With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

Required Collateral Amount:	Has the meaning set forth in Section 4(f)(ii).

Responsible Officer:

With respect to any Person, the chief executive officer, president, chief financial officer, any executive vice president, treasurer, assistant treasurer or controller of such Person (or its general partner or other governing body, as applicable) and, solely for purposes of the delivery of incumbency certificates pursuant to Section 2(a)(i)(F), the secretary or any assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party or the General Partner on behalf of such Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party or the General Partner, as applicable, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party or the General Partner, as applicable.

Revolving Credit Agreement:	The Credit Agreement dated as of the date hereof among the Borrower, Bank of America, N.A., as administrative agent, and the lenders party thereto, as amended, modified, refinanced or replaced.

SEC:	The Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

Specified Representations:	The representations and warranties set forth in Sections 3(a)(i), 3(a)(ii)(B), 3(b)(i), 3(b)(ii)(A), 3(d), 3(f) and 3(g).

Solvent and Solvency:

With respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they

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mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Subsidiary:

With respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

Susser Contribution Agreement:

The [Contribution Agreement dated as of [                  ], 2012 among the Borrower, the General Partner, the Guarantor, [Susser Holdings, L.L.C.] and Susser Petroleum Company, pursuant to which Susser Petroleum Company will contribute to Susser Operating the Contributed Assets (as defined therein) in exchange for the Guarantor contributing 100% of the Equity Interests of Susser Operating to the Borrower.]  [Note: based on current draft of contribution agreement.  To be confirmed.]

Susser Distribution Contract:	The Fuel Distribution Agreement dated as of [ ], 2012 among Susser Operating and the Guarantor.

Susser Omnibus Agreement:	The Omnibus Agreement, dated as of [ ] among the Guarantor, the General Partner and the Borrower.

Susser Operating:	Susser Petroleum Operating Company LLC, a Delaware limited liability company and a wholly owned Subsidiary of the Borrower.

Susser Petroleum Company:	Susser Petroleum Company LLC, a Texas limited liability company and a wholly owned Subsidiary of the Guarantor.

Susser Transportation Contract:	The [ ] dated as of [ ], 2012 among Susser Petroleum Company, Susser Operating and one or more of Susser Operating’s wholly owned Subsidiaries.

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Transactions:

Collectively, the contribution of Contributed Assets on or prior to the Closing Date, the consummation of the Borrower IPO and the execution and delivery by the Borrower of the Revolving Credit Agreement and the borrowing of any loans thereunder on the Closing Date.

Transfer Documents:

Collectively, the Susser Contribution Agreement and any other material documents, agreements and instruments executed by the Borrower, any Subsidiary thereof or any Contributing Affiliate in connection with the transfer of the Contributed Assets to the Borrower or any Subsidiary thereof whether on, prior to or after the Closing Date.

UCC:

The Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

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EXHIBIT B

FORM OF PROMISSORY NOTE

$[ ]	,

FOR VALUE RECEIVED, the undersigned, SUSSER PETROLEUM PARTNERS LP, a Delaware limited partnership (the “Borrower”), hereby promises to pay to the order of BANK OF AMERICA, N.A. (the “Lender”) the principal sum of [                    ] Dollars ($[                        ]) or, if less, the aggregate unpaid principal amount of the [Initial] [Subsequent] Loan made by the Lender to the Borrower pursuant to the Term Loan and Security Agreement dated as of [                ] [    ], 2012 (as it may be amended, restated, extended, supplemented or otherwise modified from time to time, being hereinafter called the “Agreement”), between the Borrower and the Lender, on the Maturity Date.  The Borrower further promises to pay interest on the unpaid principal amount of the Loan evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Agreement.

All payments of principal and interest shall be made to the Lender for its account in Dollars in immediately available funds at the Lending Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This promissory note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This promissory note is also entitled to the benefits of the Guaranty and the other Loan Documents and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this promissory note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  The [Initial] [Subsequent] Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this promissory note and endorse thereon the date, amount and maturity of the [Initial] [Subsequent] Loan and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this promissory note.

Unless otherwise defined herein, terms defined in the Agreement are used herein with their defined meanings therein.

Exhibit B to Term Loan Credit Facility

(Susser Petroleum Partners LP)

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THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SUSSER PETROLEUM PARTNERS LP, AS BORROWER

BY:	SUSSER PARTNERS GP LLC,
ITS GENERAL PARTNER

By:
Name:
Title:

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SCHEDULE I

CERTAIN BORROWER INFORMATION

Jurisdiction of Organization:

Type of Organization:

Organizational Identification Number:

Location of Chief Executive Office or Sole Place of Business:

Schedule I to Term Loan Credit Facility

(Susser Petroleum Partners LP)

1